Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Seabridge Gold Inc.

We consent to the incorporation by reference in this Registration Statement of Seabridge Gold Inc. on Form F-10/A of our Report of Independent Registered Public Accounting Firm dated March 26, 2020, on the consolidated financial statements of Seabridge Gold Inc., which comprise the consolidated statements of financial position as of December 31, 2019 and December 31, 2018, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, and our Report of Independent Registered Public Accounting Firm dated March 26, 2020 on the effectiveness of internal control over financial reporting of Seabridge Gold Inc. as of December 31, 2019.

Chartered Professional Accountants, Licensed Public Accountants

December 3, 2020

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.